Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2025 results
SCOTTSDALE, Ariz., October 28, 2025 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported third quarter results for the period ended September 30, 2025.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Chg	2025	2024	% Chg
Homes closed (units)	3,685	3,942	(7)%	11,271	11,567	(3)%
Home closing revenue	$1,399,335	$1,585,784	(12)%	$4,357,148	$4,745,618	(8)%
Average sales price — closings	$380	$402	(5)%	$387	$410	(6)%
Home orders (units)	3,636	3,512	4%	11,426	11,302	1%
Home order value	$1,415,089	$1,425,610	(1)%	$4,520,704	$4,630,261	(2)%
Average sales price — orders	$389	$406	(4)%	$396	$410	(3)%
Ending backlog (units)				1,699	2,284	(26)%
Ending backlog value				$670,007	$931,656	(28)%
Average sales price — backlog				$394	$408	(3)%
Home closing gross margin	19.1%	24.8%	(570) bps	20.7%	25.5%	(480) bps
Earnings before income taxes	$128,248	$249,932	(49)%	$481,467	$781,308	(38)%
Net earnings	$99,297	$195,966	(49)%	$368,982	$613,537	(40)%
Diluted EPS	$1.39	$2.67	(48)%	$5.13	$8.36	(39)%

MANAGEMENT COMMENTS
"Meritage successfully navigated a challenging third quarter, exceeding 2024 sales volumes and ending the quarter with our highest ever community count of 334, which was a 20% increase year-over-year. We leaned into our strategy, providing our customers certainty amidst an evolving housing market with a healthy selection of available inventory and payment affordability solutions," said Steven J. Hilton, executive chairman of Meritage Homes.

"Our strategy and persistent improvement in our cycle times resulted in 3,685 closings this quarter, with nearly 60% of these deliveries coming from intra-quarter sales, translating to a backlog conversion rate of 211%," added Phillippe Lord, chief executive officer of Meritage Homes. "We generated home closing revenue of $1.4 billion and achieved an adjusted home closing gross margin of 20.1% and adjusted diluted EPS of $1.55—both of which excluded $14.5 million in combined real estate inventory impairments and terminated land deal charges. We increased our book value per share 8% year-over-year."

"We pared back our spend on land acquisition and development this quarter to $528 million and were able to redeploy some of the excess cash, returning $85 million capital to shareholders through cash dividends and share repurchases during the third quarter of 2025. In the first nine months of this year, we have returned nearly $237 million of capital to shareholders, or 64% of our total earnings so far this year," concluded Mr. Lord. "With cash of $729 million, nothing drawn under our revolving credit facility and net debt-to-capital ratio of 17.2% at September 30, 2025, we are comfortable with our current liquidity."

THIRD QUARTER RESULTS

•Orders of 3,636 homes for the third quarter of 2025 increased 4% year-over-year mainly as a result of a 14% increase in average community count and a 7% decrease in average absorption pace. Third quarter 2025 average sales price ("ASP") on orders of $389,000 was down 4% from the third quarter of 2024 primarily due to increased utilization of incentives this year.

•The 12% year-over-year decrease in home closing revenue in the third quarter of 2025 to $1.4 billion was the result of 7% lower home closing volume of 3,685 homes combined with a 5% decrease in ASP on closings to $380,000. ASP on closings was primarily impacted by increased utilization of incentives this year.
•Home closing gross margin of 19.1% decreased 570 bps in the third quarter of 2025 from 24.8% in the prior year due to increased utilization of incentives, inventory-related impairment and walk-away charges, higher lot costs and reduced leverage of fixed costs on lower home closing revenue, all of which were partially offset by savings in direct costs and faster cycle times. Third quarter 2025 home closing gross margin included $8.7 million of real estate inventory impairments and $5.8 million in terminated land deal walk-away charges, compared to no impairments and $2.0 million in terminated land deal walk-away charges in the prior year. Excluding these inventory-related charges, adjusted home closing gross margin was 20.1% and 24.9% for third quarters of 2025 and 2024, respectively.

•Selling, general and administrative expenses ("SG&A") as a percentage of third quarter 2025 home closing revenue were 10.8% compared to 9.9% in the third quarter of 2024, primarily as a result of higher commission rates and technology costs, as well as lost leverage on lower home closing revenue, which was partially offset by lower compensation costs.
•The third quarter effective income tax rate was 22.6% in 2025 compared to 21.6% in 2024. The higher tax rate in 2025 reflects fewer homes qualifying for energy tax credits under the Inflation Reduction Act, given the new higher construction thresholds required to earn the tax credits this year.

•Net earnings were $99 million ($1.39 per diluted share) for the third quarter 2025, a 49% decrease from $196 million ($2.67 per diluted share) for the third quarter of 2024, mainly resulting from lower home closing revenue and gross profit as well as higher SG&A and tax rates. Third quarter 2025 diluted EPS included $8.7 million of real estate inventory impairments and $5.8 million in terminated land deal walk-away charges, compared to no impairments and $2.0 million in terminated land deal walk-away charges in the prior year. Excluding these inventory-related charges, adjusted diluted EPS was $1.55 and $2.69 for third quarters of 2025 and 2024, respectively.

YEAR TO DATE RESULTS

•Total sales orders for the first nine months of 2025 increased 1% year-over-year, reflecting an 11% increase in average communities and a 9% decrease in average absorption pace compared to the first nine months of 2024. The 3% lower ASP on orders for the first nine months of 2025 was primarily impacted by increased utilization of incentives this year.

•Home closing revenue decreased 8% in the first nine months of 2025 to $4.4 billion, driven by a 6% decrease in ASP on closings and a 3% decline in home closing volume. ASP on closings for the first nine months of 2025 reflected increased utilization of incentives compared to prior year.

•Home closing gross margin of 20.7% decreased 480 bps in the first nine months of 2025 from 25.5% in the prior year due to increased utilization of incentives, higher lot costs, reduced leverage of fixed costs on lower home closing revenue, as well as inventory-related impairment and walk-away charges, all of which were partially offset by savings in direct costs and faster cycle times. Year to date 2025 home closing gross margin included $8.7 million of real estate inventory impairments and $11.4 million in terminated land deal walk-away charges, compared to no impairments and $3.9 million in terminated land deal walk-away charges in the prior year. Excluding these inventory-related charges, adjusted home closing gross margin was 21.2% and 25.6% for the first nine months of 2025 and 2024, respectively.

•SG&A as a percentage of home closing revenue was 10.7% in the first nine months of 2025 compared to 9.8% in the prior year, primarily as a result of higher commission rates and technology costs, as well as lost leverage on lower home closing revenue, which was partially offset by lower performance-based compensation costs.

•The effective income tax rate in the first nine months of 2025 was 23.4% compared to 21.5% in 2024. The higher tax rate in 2025 reflects fewer homes qualifying for energy tax credits.

•Net earnings were $369 million ($5.13 per diluted share) for the first nine months of 2025, a 40% decrease from $614 million ($8.36 per diluted share) for the first nine months of 2024, primarily reflecting lower home closing revenue and gross margins, as well as higher SG&A and tax rates. Year to date 2025 diluted EPS included $8.7 million of real estate inventory impairments and $11.4 million in terminated land deal walk-away charges, compared to no impairments and $3.9 million in terminated land deal walk-away charges in the prior year. Excluding these inventory-related charges, adjusted diluted EPS was $5.35 and $8.40 for the first nine months of 2025 and 2024, respectively.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at September 30, 2025 totaled $729 million, reflecting $492 million of net proceeds from the issuance of senior notes in the first quarter of 2025. This compared to cash and cash equivalents of $652 million at December 31, 2024.
•Land acquisition and development spend, net of land development reimbursements, totaled $528 million for the third quarter of 2025, reflecting intentionally reduced spend based on market conditions. This compared to $617 million of land acquisition and development spend, net of land development reimbursements, in the third quarter of 2024.
•Approximately 80,800 lots were owned or controlled as of September 30, 2025, compared to approximately 74,800 total lots as of September 30, 2024. Nearly 2,000 net new lots were added in the third quarter of 2025, representing an estimated 16 future communities. During the quarter, we terminated approximately 400 lots. For the first nine months of 2025, we terminated approximately 3,700 lots.
•Third quarter 2025 ending community count of 334 was up 20% compared to prior year and up 7% compared to the second quarter of 2025.
•Debt-to-capital and net debt-to-capital ratios were 25.7% and 17.2%, respectively, at September 30, 2025, which compared to 20.6% and 11.7%, respectively, at December 31, 2024.
•The Company declared and paid quarterly cash dividends of $0.43 per share totaling $30 million in the third quarter of 2025. This compared to $0.375 per share totaling $27 million in the third quarter of 2024. Year-to-date dividends paid were $92 million and $82 million in 2025 and 2024, respectively.
•During the third quarter of 2025, the Company repurchased 772,010 shares of stock, or 1.1% of shares outstanding at the beginning of the quarter, for $55 million. For the first nine months of 2025, the Company repurchased 2,051,450 shares of stock, or 2.9% of shares outstanding at the beginning of the year, for $145 million. During the third quarter of 2025, the Board approved an additional $500 million to the authorized share repurchase program, and as of September 30, 2025, $664 million remained available to repurchase.

•During the third quarter of 2025, the Company refinanced the revolving credit facility to extend its maturity from 2029 to 2030.
•On January 2, 2025, we completed a two-for-one stock split (the "Stock Split") of Meritage's common stock in the form of a stock dividend. All share and per share amounts in this press release have been retroactively restated to reflect the Stock Split for the third quarter of 2024 and the first nine months of 2024.
GUIDANCE
The Company is providing the following guidance for the fourth quarter of 2025, based on year to date results and current market conditions:

Fourth Quarter 2025
Home closing volume	3,800-4,000 units
Home closing revenue	$1.46-1.54 billion
Home closing gross margin	19-20%
Effective tax rate	Approximately 24.5%
Diluted EPS	$1.51-1.70

CONFERENCE CALL
Management will host a conference call to discuss its third quarter 2025 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Wednesday, October 29, 2025. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$1,399,335	$1,585,784	$(186,449)	(12)%
Land closing revenue	16,068	2,665	13,403	503%
Total closing revenue	1,415,403	1,588,449	(173,046)	(11)%
Cost of home closings	(1,132,378)	(1,193,219)	(60,841)	(5)%
Cost of land closings	(15,876)	(1,985)	13,891	700%
Total cost of closings	(1,148,254)	(1,195,204)	(46,950)	(4)%
Home closing gross profit	266,957	392,565	(125,608)	(32)%
Land closing gross profit	192	680	(488)	(72)%
Total closing gross profit	267,149	393,245	(126,096)	(32)%
Financial Services:
Revenue	8,460	8,070	390	5%
Expense	(4,311)	(3,706)	605	16%
Earnings/(loss) from financial services unconsolidated entities and other, net	331	(1,263)	1,594	(126)%
Financial services profit	4,480	3,101	1,379	44%
Commissions and other sales costs	(99,722)	(97,898)	1,824	2%
General and administrative expenses	(51,787)	(59,198)	(7,411)	(13)%
Interest expense	—	—	—	—%
Other income, net	8,128	10,682	(2,554)	(24)%
Earnings before income taxes	128,248	249,932	(121,684)	(49)%
Provision for income taxes	(28,951)	(53,966)	(25,015)	(46)%
Net earnings	$99,297	$195,966	$(96,669)	(49)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.40	$2.70	$(1.30)	(48)%
Weighted average shares outstanding	70,680	72,452	(1,772)	(2)%
Diluted
Earnings per common share	$1.39	$2.67	$(1.28)	(48)%
Weighted average shares outstanding	71,188	73,338	(2,150)	(3)%

	Nine Months Ended September 30, 2025
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$4,357,148	$4,745,618	$(388,470)	(8)%
Land closing revenue	39,766	4,970	34,796	700%
Total closing revenue	4,396,914	4,750,588	(353,674)	(7)%
Cost of home closings	(3,453,213)	(3,535,589)	(82,376)	(2)%
Cost of land closings	(37,128)	(4,283)	32,845	767%
Total cost of closings	(3,490,341)	(3,539,872)	(49,531)	(1)%
Home closing gross profit	903,935	1,210,029	(306,094)	(25)%
Land closing gross profit	2,638	687	1,951	284%
Total closing gross profit	906,573	1,210,716	(304,143)	(25)%
Financial Services:
Revenue	24,967	22,734	2,233	10%
Expense	(13,159)	(10,633)	2,526	24%
Earnings/(loss) from financial services unconsolidated entities and other, net	1,846	(4,853)	6,699	(138)%
Financial services profit	13,654	7,248	6,406	88%
Commissions and other sales costs	(303,272)	(304,113)	(841)	—%
General and administrative expenses	(163,967)	(163,114)	853	1%
Interest expense	—	—	—	n/a
Other income, net	28,479	31,202	(2,723)	(9)%
Loss on early extinguishment of debt	—	(631)	(631)	(100)%
Earnings before income taxes	481,467	781,308	(299,841)	(38)%
Provision for income taxes	(112,485)	(167,771)	(55,286)	(33)%
Net earnings	$368,982	$613,537	$(244,555)	(40)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.17	$8.45	$(3.28)	(39)%
Weighted average shares outstanding	71,346	72,572	(1,226)	(2)%
Diluted
Earnings per common share	$5.13	$8.36	$(3.23)	(39)%
Weighted average shares outstanding	71,879	73,402	(1,523)	(2)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$728,937	$651,555
Other receivables	321,762	256,282
Real estate (1)	6,140,687	5,728,775
Deposits on real estate under option or contract	198,158	192,405
Investments in unconsolidated entities	45,714	28,735
Property and equipment, net	47,976	47,285
Deferred tax asset, net	47,222	54,524
Prepaids, other assets and goodwill	228,054	203,093
Total assets	$7,758,510	$7,162,654
Liabilities:
Accounts payable	$217,875	$212,477
Accrued liabilities	414,717	452,213
Home sale deposits	9,420	20,513
Loans payable and other borrowings	25,811	29,343
Senior and convertible senior notes, net	1,803,167	1,306,535
Total liabilities	2,470,990	2,021,081
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 70,406,707 and 71,921,972 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	704	360
Additional paid-in capital	11,416	143,036
Retained earnings	5,275,400	4,998,177
Total stockholders’ equity	5,287,520	5,141,573
Total liabilities and stockholders’ equity	$7,758,510	$7,162,654
(1) Real estate – Allocated costs:
Homes completed and under construction	$2,341,730	$2,375,639
Finished home sites and home sites under development	3,798,957	3,353,136
Total real estate	$6,140,687	$5,728,775

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net earnings	$368,982	$613,537
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	18,603	19,358
Real estate and land impairments	9,292	—
Stock-based compensation	14,780	19,305
Loss on early extinguishment of debt	—	631
Equity in earnings from unconsolidated entities	(3,133)	(3,925)
Distribution of earnings from unconsolidated entities	3,732	4,005
Other	18,852	15,093
Changes in assets and liabilities:
Increase in real estate	(413,224)	(723,835)
Increase in deposits on real estate under option or contract	(9,010)	(96,404)
(Increase)/decrease in other receivables, prepaids and other assets	(77,840)	7,307
(Decrease)/increase in accounts payable and accrued liabilities	(45,326)	21,387
Decrease in home sale deposits	(11,093)	(4,472)
Net cash used in operating activities	(125,385)	(128,013)
Cash flows from investing activities:
Investments in unconsolidated entities	(21,080)	(10,442)
Purchases of property and equipment	(20,145)	(21,174)
Proceeds from sales of property and equipment	184	179
Maturities/sales of investments and securities	1,750	750
Payments to purchase investments and securities	(1,750)	(750)
Net cash used in investing activities	(41,041)	(31,437)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(11,522)	(7,850)
Repayment of senior notes	—	(250,695)
Proceeds from issuance of senior and convertible senior notes	497,195	575,000
Payment of debt issuance costs	(5,106)	(17,332)
Purchase of capped calls related to issuance of convertible senior notes	—	(61,790)
Dividends paid	(91,759)	(81,619)
Repurchase of shares	(145,000)	(85,932)
Net cash provided by financing activities	243,808	69,782
Net increase/(decrease) in cash and cash equivalents	77,382	(89,668)
Beginning cash and cash equivalents	651,555	921,227
Ending cash and cash equivalents	$728,937	$831,559

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Effective January 1, 2025, the Tennessee homebuilding operating segment has been reclassified from the East reporting segment to the Central reporting segment for the purpose of making operational and resource decisions and assessing financial performance. Prior period balances have been retroactively adjusted to reflect this reclassification. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended September 30,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	883	$420,658	1,220	$594,509
Central Region	1,260	443,086	1,346	484,739
East Region	1,542	535,591	1,376	506,536
Total	3,685	$1,399,335	3,942	$1,585,784
Homes Ordered:
West Region	867	$426,509	1,067	$521,029
Central Region	1,289	468,690	1,184	428,660
East Region	1,480	519,890	1,261	475,921
Total	3,636	$1,415,089	3,512	$1,425,610

	Nine Months Ended September 30,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	3,046	$1,449,499	3,499	$1,732,978
Central Region	3,821	1,336,048	4,081	1,496,889
East Region	4,404	1,571,601	3,987	1,515,751
Total	11,271	$4,357,148	11,567	$4,745,618
Homes Ordered:
West Region	2,961	$1,450,859	3,351	$1,659,130
Central Region	3,952	1,433,125	3,958	1,455,883
East Region	4,513	1,636,720	3,993	1,515,248
Total	11,426	4,520,704	11,302	4,630,261

	At September 30,
	2025		2024
	Homes	Value	Homes	Value
Order Backlog:
West Region	350	$176,493	598	$286,336
Central Region	612	232,018	718	267,890
East Region	737	261,496	968	377,430
Total	1,699	$670,007	2,284	$931,656

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	85	85.0	86	85.5	85	86.7	86	83.2
Central Region	97	91.0	83	86.5	97	88.6	83	91.7
East Region	152	147.0	109	110.5	152	132.2	109	103.2
Total	334	323.0	278	282.5	334	307.5	278	278.1

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Depreciation and amortization	$5,991	$6,546	$18,603	$19,358

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$63,814	$54,327	$53,678	$54,516
Interest incurred	20,050	12,752	54,759	40,004
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(12,663)	(13,348)	(37,236)	(40,789)
Capitalized interest, end of period	$71,201	$53,731	$71,201	$53,731

Reconciliation of Non-GAAP Information (Dollars in thousands):
This press release includes comments and discussion about our operating results that reflect certain adjustments, including home closing gross profit, home closing gross margin, earnings before income taxes, net earnings, diluted earnings per common share, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing our company with other companies in the homebuilding and other industries to the extent they provide similar information. We encourage investors to understand the methods used by other companies to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Profit and Home Closing Gross Margin
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Home closing gross profit	$266,957	$392,565	$903,935	$1,210,029
Home closing gross margin	19.1%	24.8%	20.7%	25.5%

Add: Real estate-related impairments	8,693	—	8,693	—
Add: Write-off of terminated land deals	5,799	2,022	11,437	3,931
Adjusted home closing gross profit	$281,449	$394,587	$924,065	$1,213,960
Adjusted home closing gross margin	20.1%	24.9%	21.2%	25.6%

Earnings before income taxes, Net earnings and Diluted earnings per common share
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Earnings before income taxes	$128,248	$249,932	$481,467	$781,308

Add: Real estate-related impairments	8,693	—	8,693	—
Add: Write-off of terminated land deals	5,799	2,022	11,437	3,931
Adjusted earnings before income taxes	$142,740	$251,954	$501,597	$785,239
Effective income tax rate	22.6%	21.6%	23.4%	21.5%
Adjusted provision for income tax	(32,259)	(54,422)	(117,374)	(168,826)
Adjusted net earnings	110,481	197,532	384,223	616,413

Diluted earnings per common share	$1.39	$2.67	$5.13	$8.36
Adjusted diluted earnings per common share	$1.55	$2.69	$5.35	$8.40

Debt-to-Capital Ratios
	September 30, 2025	December 31, 2024
Senior and convertible senior notes, net, loans payable and other borrowings	$1,828,978	$1,335,878
Stockholders' equity	5,287,520	5,141,573
Total capital	$7,116,498	$6,477,451
Debt-to-capital	25.7%	20.6%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,828,978	$1,335,878
Less: cash and cash equivalents	(728,937)	(651,555)
Net debt	$1,100,041	$684,323
Stockholders’ equity	5,287,520	5,141,573
Total net capital	$6,387,561	$5,825,896
Net debt-to-capital	17.2%	11.7%

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2024. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 200,000 homes in its 40-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results, including our fourth quarter 2025 projected home closing volume and home closing revenue.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; shortages in the availability and cost of subcontract labor; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2024 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.